Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Steven Carr
President & CEO	EVP & CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS
Iowa City, Iowa, April 28, 2016 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG) today reported its financial results for the three months ended March 31, 2016. Net income for the first quarter of 2016 totaled $5.5 million, compared with $4.8 million for the same period last year. Basic and diluted earnings per share were $0.49 and $0.48, respectively, for the first quarter of 2016, compared with $0.57 for both basic and diluted earnings per share for the first quarter of 2015. The decrease is primarily due to the increase in shares outstanding in connection with the merger with Central Bancshares, Inc. (“Central”). After excluding the effects of $2.2 million ($1.4 million after tax) of expenses related to the merger with Central, adjusted diluted earnings per share for the first quarter of 2016 were $0.60, compared to $0.62, after excluding $0.5 million ($0.4 million after tax) of merger-related expenses, for the same period last year.
Earnings comparisons between the first quarter of 2016 and the same period in 2015 were affected primarily by the Central acquisition, highlighted by the following:

•	a 79.4% increase in net interest income, due primarily to a 72.8% increase in interest income which included merger-related discount accretion of $1.2 million;

•
a 59.8% increase in noninterest income, driven by increases in other service charges, commissions and fees, of which $0.7 million represents the gain on sale of the Barron and Rice Lake, Wisconsin branches, and service charges and fees on deposit accounts; offset by

•	an increase of $0.5 million in the provision for loan losses, due primarily to loan growth; and

•
a 109.7% increase in noninterest expense, primarily due to a 84.1% increase in salaries and employee benefits which resulted mainly from the additional compensation expense associated with the Central acquisition.

“It has been a busy quarter in our company with the merger of Central Bank into MidWestOne Bank, which is the final step in the combination of the Company with Central. The merger of the holding companies closed on May 1, 2015,” stated President and Chief Executive Officer, Charles N. Funk. “With merger-related expenses excluded, our performance in the quarter was strong, although not quite what it has been in prior quarters. Our rate of deposit growth was slow during the first quarter of 2016, but we continue to take steps to address this and believe that performance will improve as 2016 moves forward.”
Results of Operations
Net interest income of $25.6 million for the first quarter of 2016 increased $11.3 million, or 79.4%, from $14.2 million for the first quarter of 2015, primarily due to the merger. An increase in average loan balances, and the effect of the merger-related discount accretion of $1.2 million, resulted in loan interest income growth of $12.5 million, or 99.7%, to $25.1 million for the first quarter of 2016 compared to the first quarter of 2015. Income from investment securities increased to $3.4 million for the first quarter of 2016 compared to $3.3 million for the first quarter of 2015, reflective of an increase of $41.6 million in the average balance, somewhat offset by a decrease of 21 basis points in the yield of investment securities between the two comparable periods. There was no income from loan pool participations for the first quarter of 2016, as the Company sold its remaining loan pool participations in June 2015, and has completely exited this line of business. Income from loan pool participations was $0.6 million in the first quarter of 2015. Interest expense increased $0.7 million, or 30.8%, to $2.9 million for the first quarter of 2016, compared to $2.2 million for the same period in 2015, primarily due to the merger-related increased volume of interest-bearing deposit, and despite the merger-related amortization of the purchase accounting premium on certificates of deposit in the amount of $0.4 million.

The additional cost of merger-related assumptions of debt and new debt associated with the Central merger, also resulted in increased interest expense.
The net interest margin for the first quarter of 2016, calculated on a fully tax-equivalent basis, was 3.97%, or 25 basis points higher than 3.72% for the first quarter of 2015. A higher yield received on loans, positively affected by purchase accounting adjustments as noted above, combined with lower rates paid on interest-bearing deposits, resulted in the improved margin.
The provision for loan losses for the first quarter of 2016 was $1.1 million, an increase from $0.6 million in the first quarter of 2015. The increased provision primarily reflects the increase in outstanding loan balances due to organic loan growth, and an increase in nonperforming loans.
Noninterest income for the first quarter of 2016 increased to $6.4 million, up $2.4 million, or 59.8%, from $4.0 million in the first quarter of 2015, due primarily to the merger. The increase was primarily in other service charges, commissions and fees, which increased by $2.0 million, or 334.2%, from $0.6 million in the first quarter of 2015 to $2.6 million for the first quarter of 2016. While the majority of this increase was due to the merger, $0.7 million represents the gain on sale of the Barron and Rice Lake, Wisconsin branches, which was completed in early February 2016. Service charges and fees on deposit accounts in the first quarter of 2016 increased $0.5 million, or 71.6%, compared to the first quarter of 2015, and mortgage origination and loan servicing fees rose $0.3 million, or 130.7%, from $0.2 million for the first quarter of 2015 to $0.5 million for the first quarter of 2016. The noted increases were partially offset by decreased gains on the sale of available for sale securities of $0.3 million, and losses on the sale of premises and equipment of $0.1 million, due primarily to the loss on the sale of the Rice Lake, Wisconsin building in a transaction separate from the sale of the branch.
First quarter 2016 noninterest expense was $23.4 million, up $12.3 million, or 109.7%, from the first quarter of 2015. The increase was mainly due to operating a larger company with a new market following the Central merger. Salaries and employee benefits increased $5.8 million, or 84.1%, between the first quarter of 2015 and the first quarter of 2016 mainly as a result of the increased number of employees of the Company after the merger. Likewise, net occupancy and equipment expense increased $1.7 million, or 113.3%, from $1.5 million for the first quarter of 2015 to $3.3 million for the first quarter of 2016, and amortization expense on intangible assets increased $1.0 million between the comparable periods, all mainly due to the merger. Merger-related expenses in the first quarter of 2016 were $2.2 million, compared to $0.5 million in the first quarter of 2015. The majority of the first quarter 2016 merger expenses were comprised of data processing fees, which increased $2.1 million, or 495.6%, for the first quarter of 2016 compared with the first quarter of 2015. The increase was primarily due to the merger-related data processing contract termination expense of $1.8 million realized during the quarter, in connection with the merger of the banks. Professional fees expense increased $0.3 million, or 39.1%, for the first quarter of 2016, compared with the first quarter of 2015. Other operating expense for the first quarter of 2016 increased $1.2 million, or 92.1%, compared with the first quarter of 2015, primarily due to the merger.
“During the quarter, we paid a termination fee to cancel Central Bank’s data processing contract in connection with the merger of the banks. While accounting rules necessitate that we recognize this charge at the time of cancellation, we will be receiving an accretive benefit going forward from our new data processing contract and the revenue increase will apply to the entire bank, not just the former Central Bank footprint,” continued Mr. Funk. ”We have continued to work on our previously disclosed plan to improve the efficiency of the post-merger company. This task is a priority and efforts will continue throughout 2016.”
Income tax expense was $1.9 million for the first quarter of 2016 compared to $1.7 million for the same period in 2015. This expense variation was primarily due to a change in the level of taxable income between the comparable periods because of the merger.
Balance Sheet and Asset Quality
Total assets decreased to $2.96 billion at March 31, 2016 from $2.98 billion at December 31, 2015. The main areas of asset decreases were investment securities available for sale, which decreased $39.7 million, or 9.30%, to provide needed liquidity, and loans held for sale. These decreases were partially offset by increases in loans and cash and cash equivalents. Total deposits at March 31, 2016, were $2.43 billion, a decrease of $33.9 million from December 31, 2015, primarily due to the sale of the Rice Lake and Barron, Wisconsin branches. The deposit decrease was concentrated in non-interest-bearing demand deposits, which decreased $46.6 million, or 8.3%, and certificates of deposit which declined $3.4 million, or 0.5% . These decreases were partially offset by increases in interest-bearing checking deposits, which increased $11.1 million, or 1.0%, to $1.08 billion at March 31, 2016, from $1.06 billion at December 31, 2015, and savings deposits, which increased $5.0 million, or 2.7% between these two dates. The Company initiated new long-term borrowings from an unaffiliated bank of $25.0 million during the second quarter of 2015 in connection with the closing of the holding company merger. At March 31, 2016, this note had an outstanding balance of $21.3 million, a decrease of $1.3 million, or 5.6%, from December 31, 2015, due to normal scheduled repayments. Federal funds purchased declined $1.5 million between December 31, 2015 and March 31, 2016, while FHLB borrowings increased $25.0 million, or 28.7%, between December 31, 2015 and March 31, 2016, to $112.0 million at March 31, 2016, to partially offset deposit runoff.
Total loans increased $20.4 million, or 1.0%, from December 31, 2015, to $2.17 billion at March 31, 2016. Increases were primarily concentrated in commercial real estate-other, commercial and industrial loans, multifamily, and farmland loans. These increases were partially offset by decreases in residential real estate loans and construction and development loans. As of March 31, 2016, the largest category of bank loans was commercial real estate loans, comprising approximately 47% of the portfolio, which included 6% of total loans being multifamily residential mortgages, 5% of total loans being construction and development, and 4% of total loans being farmland. Residential real estate loans was the next largest category at 24% of total loans, followed by commercial and industrial loans at 22%, agricultural loans at 6%, and consumer loans at 2%. The Company also held $24.5 million net of a discount of $6.8 million, or 1.1% of the total loan portfolio, in purchased credit impaired loans as a result of the merger.
Nonperforming loans increased from $11.5 million, or 0.54% of total loans, at December 31, 2015, to $24.3 million, or 1.12% of total loans, at March 31, 2016. At March 31, 2016, nonperforming loans consisted of $16.5 million in nonaccrual loans, $7.3 million in troubled debt restructures (“TDRs”) and $0.5 million in loans past due 90 days or more and still accruing. This compares to nonaccrual loans of $4.0 million, TDRs of $7.2 million, and loans past due 90 days or more and still accruing of $0.3 million at December 31, 2015. Nonaccrual loans increased by $12.5 million between March 31, 2016 and December 31, 2015 due primarily to the addition of one commercial loan customer with four loans totaling $10.4 million. The increase in TDRs was primarily due the addition of three loans totaling $0.2 million, partially offset by payments collected from TDR-status borrowers. Loans 90 days past due and still accruing interest increased $0.2 million between December 31, 2015 and March 31, 2016. Loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) increased to $9.2 million at March 31, 2016, compared with $8.5 million at December 31, 2015. At March 31, 2016, other real estate owned (not included in nonperforming loans) was $6.2 million, down from $8.8 million of other real estate owned at December 31, 2015. During the first three months of 2016, the Company had a net decrease of 10 properties in other real estate owned. As of March 31, 2016, the allowance for loan losses was $20.2 million, or 0.93% of total loans, compared with $19.4 million, or 0.90% of total loans at December 31, 2015. The allowance for loan losses represented 83.21% of nonperforming loans at March 31, 2016, compared with 168.52% of nonperforming loans at December 31, 2015. The Company had net loan charge-offs of $0.2 million in the three months ended March 31, 2016, or an annualized 0.05% of average loans outstanding, compared to net charge-offs of $0.4 million, or an annualized 0.15% of average loans outstanding, for the same period of 2015.
Non-acquired loans with a balance of $1.43 billion had $19.4 million of the allowance for loan losses allocated to them, providing an allocated allowance for loan loss to non-acquired loan ratio of 1.35%. Non-acquired loans are total loans minus those loans acquired in the Central merger. New loans made after the merger are considered non-acquired loans.

	Gross Loans (A)	Discount (B)	Loans, Net of Discount (A-B)	Allowance (C)	Allowance/Gross Loans (C/A)	Allowance + Discount/Gross Loans ((B+C)/A)
Total Non-Acquired Loans	$1,433,458	$—	$1,433,458	$19,414	1.35%	1.35%
Total Acquired Loans	757,817	18,884	738,933	831	0.11	2.60
Total Loans	$2,191,275	$18,884	$2,172,391	$20,245	0.92%	1.79%
“As previously disclosed, we continue to work through the resolution of commercial loans related to one customer in our company, and we believe we are properly reserved for this credit at this time,” stated Mr. Funk. ”We are also cognizant of the strains being faced by our agricultural borrowers and have allocated a higher percentage of our loan loss reserve to this sector. Of note, this quarter we have reported the percentage of loan loss reserve to non-acquired loans of 1.35%. Building and maintaining a strong reserve for loan losses has and always will be an important priority for MidWestOne.”
Investment securities totaled $505.7 million at March 31, 2016, or 17.1% of total assets, a decrease of $39.9 million, or 7.3%, from $545.7 million, or 18.3% of total assets, as of December 31, 2015. A total of $387.5 million of the investment securities were classified as available for sale at March 31, 2016, compared to $427.2 million at December 31, 2015. As of March 31, 2016, the portfolio consisted mainly of obligations of states and political subdivisions (48.9%), mortgage-backed securities and collateralized mortgage obligations (37.0%), and obligations of U.S. government agencies (2.3%). Investment securities held to maturity were $118.2 million at March 31, 2016, compared to $118.4 million at December 31, 2015.
Capital Adequacy
Total shareholders’ equity was $301.8 million as of March 31, 2016, compared to $296.2 million as of December 31, 2015, an increase of $5.6 million, or 1.9%. This increase was primarily attributable to net income of $5.5 million for the first three months of 2016, a $1.7 million increase in accumulated other comprehensive income due to market value adjustments on investment securities available for sale, and a $0.3 million decrease in treasury stock due to the issuance of 16,262 shares of Company common stock in connection with stock compensation plans. These increases were partially offset by the payment of $1.8 million in common stock dividends. No shares of Company common stock were repurchased in the first quarter of 2016. The total shareholders’ equity to total assets ratio was 10.18% at March 31, 2016, up from 9.94% at December 31, 2015. The tangible equity to tangible assets ratio was 7.75% at March 31, 2016, compared with 7.51% at December 31, 2015. Tangible book value per share was $19.57 at March 31, 2016, an increase from $19.10 per share at December 31, 2015.
“We continue to move toward our ultimate goal of tangible equity to tangible assets being in the range of 8.00% to 8.50%. This ratio was 7.23% following our merger last year, and we are pleased with this progress,” concluded Mr. Funk.
Merger of Central Bank into MidWestOne Bank
On April 2, 2016, Central Bank, a wholly owned subsidiary of the Company, was merged into the charter of MidWestOne Bank, also a wholly owned subsidiary of the Company. The merger of the banks was the final step in the merger with Central, which was first announced in November 2014.
Quarterly Cash Dividend Declared
On April 21, 2016, the Company’s board of directors declared a quarterly cash dividend of $0.16 per common share, the same as the dividend paid last quarter. The dividend is payable June 15, 2016, to shareholders of record at the close of business on June 1, 2016. At this quarterly rate, the indicated annual cash dividend is equal to $0.64 per common share.
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Friday, April 29, 2016. To participate, dial 866-233-3483 at least fifteen minutes before the call start time. If you are unable to participate on the call, a replay will be available until July 29, 2016 by calling 877-344-7529 and using the replay access code of 10076457. A transcript of the call will also be available on the company’s web site (www.midwestone.com) within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company's bank subsidiary, MidWestOne Bank, is also headquartered in Iowa City. The Company also has an insurance subsidiary, MidWestOne Insurance Services, Inc., which provides personal and business insurance services in Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”
Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “intend,” “project,” “estimate,” “forecast,” “may” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have an impact on our ability to achieve operating results, growth plan goals and future prospects include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in the allowance for credit losses and a reduction in net earnings; (2) the risks of mergers, including with Central, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (3) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (4) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (5) fluctuations in the value of our investment securities; (6) governmental monetary and fiscal policies; (7) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations promulgated and to be promulgated thereunder, as well as the Basel III Rules) and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (8) the ability to attract and retain key executives and employees experienced in banking and financial services; (9) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (10) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (11) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (12) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (13) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (14) volatility of rate-sensitive deposits; (15) operational risks, including data processing system failures or fraud; (16) asset/liability matching risks and liquidity risks; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; (20) cyber-attacks; and (21) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company’s operating performance and financial condition, including tangible book value per share, the tangible equity to tangible assets ratio, return on average tangible equity, net interest margin,earnings per share excluding merger-related expenses, and the efficiency ratio. Management believes this data provides investors with pertinent information regarding the Company’s profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of
	March 31,	December 31,	March 31,
(dollars in thousands, except per share data)	2016	2015	2015
Tangible Equity
Total shareholders’ equity	$301,777	$296,178	$197,392
Less: Intangible assets, net of amortization and associated deferred tax liability	(78,234)	(78,323)	(8,151)
Tangible equity	$223,543	$217,855	$189,241
Tangible Assets
Total assets	$2,964,218	$2,979,975	$1,777,977
Less: Intangible assets, net of amortization and associated deferred tax liability	(78,234)	(78,323)	(8,151)
Tangible assets	$2,885,984	$2,901,652	$1,769,826
Common shares outstanding	11,425,035	11,408,773	8,370,309
Tangible Book Value Per Share	$19.57	$19.10	$22.61
Tangible Equity/Tangible Assets	7.75%	7.51%	10.69%

	For the Three Months Ended
(dollars in thousands, except per share data)	December 31, 2015	March 31, 2016	March 31, 2015
Net Income	$8,238	$5,544	$4,796
Plus: Intangible amortization, net of tax(1)	738	690	70
Adjusted net income	$8,976	$6,234	$4,866
Average Tangible Equity
Average total shareholders’ equity	$292,205	$299,071	$194,761
Less: Average intangible assets, net of amortization	(82,975)	(83,295)	(8,193)
Average tangible equity	$209,230	$215,776	$186,568
Return on Average Tangible Equity (annualized)	17.02%	11.62%	10.58%

Net Interest Margin Tax Equivalent Adjustment
Net interest income	$26,757	$25,555	$14,242
Plus tax equivalent adjustment:(1)
Loans	331	428	322
Securities	728	759	734
Tax equivalent net interest income (1)	$27,816	$26,742	$15,298
Average interest earning assets	$2,733,609	$2,707,915	$1,668,922
Net Interest Margin	4.04%	3.97%	3.72%

Net Income	$8,238	$5,544	$4,796
Plus: Merger-related expenses	110	2,181	510
Net tax effect of above item(2)	(25)	(823)	(113)
Net income exclusive of merger-related expenses	$8,323	$6,902	$5,193
Diluted average number of shares	11,440,298	11,442,931	8,394,026
Return on Average Assets (annualized)	1.09%	0.75%	1.10%
Return on Average Equity (annualized)	11.19%	7.46%	9.99%
Earnings Per Common Share-Diluted	$0.72	$0.48	$0.57
Earnings Per Common Share-Diluted, exclusive of merger-related expenses	$0.73	$0.60	$0.62
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%
(2) Computed based on qualifying tax deductible expenses, assuming a federal income tax rate of 35%

	For the Three Months Ended
(dollars in thousands)	December 31, 2015	March 31, 2016	March 31, 2015
Operating Expense
Total noninterest expense	$22,238	$23,446	$11,179
Less: Amortization of intangibles	(1,135)	(1,061)	(108)
Operating expense	$21,103	$22,385	$11,071
Operating Revenue
Tax equivalent net interest income (1)	$27,816	$26,742	$15,298
Plus: Noninterest income	6,638	6,450	4,008
Impairment losses on investment securities	—	—	—
Less: Gain on sale or call of available for sale securities	—	(244)	(555)
Loss on sale of premises and equipment	14	146	(3)
Operating revenue	$34,468	$33,094	$18,748
Efficiency Ratio	61.22%	67.73%	59.05%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31, 2015	As of March 31, 2016	As of March 31, 2015
(dollars in thousands, except per share amounts)		(unaudited)	(unaudited)
ASSETS
Cash and due from banks	$44,199	$40,021	$18,954
Interest-bearing deposits in banks	2,731	20,512	1,013
Federal funds sold	167	172	1,489
Cash and cash equivalents	47,097	60,705	21,456
Investment securities:
Available for sale	427,241	387,494	408,950
Held to maturity (fair value of $119,414 as of March 31, 2016 and $118,234 as of December 31, 2015)	118,423	118,248	54,293
Loans held for sale	3,187	1,167	2,281
Loans	2,151,942	2,172,391	1,176,327
Allowance for loan losses	(19,427)	(20,245)	(16,526)
Net loans	2,132,515	2,152,146	1,159,801
Loan pool participations, net	—	—	18,230
Premises and equipment, net	76,202	75,469	39,443
Accrued interest receivable	13,736	11,963	9,358
Goodwill	64,548	64,654	—
Other intangible assets, net	19,141	18,080	8,151
Bank-owned life insurance	46,295	46,253	38,437
Other real estate owned	8,834	6,169	1,652
Deferred income taxes	947	144	2,392
Other assets	21,809	21,726	13,533
Total assets	$2,979,975	$2,964,218	$1,777,977
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$559,586	$513,013	$212,711
Interest-bearing checking	1,064,350	1,075,427	628,990
Savings	189,489	194,513	106,380
Certificates of deposit under $100,000	348,268	337,859	229,543
Certificates of deposit $100,000 and over	301,828	308,795	230,629
Total deposits	2,463,521	2,429,607	1,408,253
Federal funds purchased	1,500	—	8,900
Securities sold under agreements to repurchase	67,463	57,869	55,326
Federal Home Loan Bank borrowings	87,000	112,000	78,000
Junior subordinated notes issued to capital trusts	23,587	23,614	15,464
Long-term debt	22,500	21,250	—
Deferred compensation liability	5,132	5,186	3,402
Accrued interest payable	1,507	1,509	932
Deferred income taxes	—	—	—
Other liabilities	11,587	11,406	10,308
Total liabilities	2,683,797	2,662,441	1,580,585
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at March 31, 2016 and December 31, 2015	$—	$—	$—
Common stock, $1.00 par value; authorized 15,000,000 shares at March 31, 2016 and December 31, 2015; issued 11,713,481 shares at March 31, 2016 and at December 31, 2015; outstanding 11,425,035 shares at March 31, 2016 and 11,408,773 shares at December 31, 2015	11,713	11,713	8,690
Additional paid-in capital	163,487	163,321	80,380
Treasury stock at cost, 288,446 shares as of March 31, 2016 and 304,708 shares at December 31, 2015	(6,331)	(6,001)	(6,651)
Retained earnings	123,901	127,618	108,667
Accumulated other comprehensive income	3,408	5,126	6,306
Total shareholders' equity	296,178	301,777	197,392
Total liabilities and shareholders' equity	$2,979,975	$2,964,218	$1,777,977

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
(unaudited) (dollars in thousands)	December 31, 2015	March 31, 2016	March 31, 2015
Interest income:
Interest and fees on loans	$25,585	$25,116	$12,577
Interest and discount on loan pool participations	—	—	620
Interest on bank deposits	41	8	1
Interest on federal funds sold	1	—	—
Interest on investment securities:
Taxable securities	2,013	1,924	1,894
Tax-exempt securities	1,404	1,437	1,390
Total interest income	29,044	28,485	16,482
Interest expense:
Interest on deposits:
Interest-bearing checking	724	760	535
Savings	232	106	36
Certificates of deposit under $100,000	333	569	626
Certificates of deposit $100,000 and over	248	639	526
Total interest expense on deposits	1,537	2,074	1,723
Interest on federal funds purchased	1	25	12
Interest on securities sold under agreements to repurchase	52	53	30
Interest on Federal Home Loan Bank borrowings	365	451	399
Interest on other borrowings	6	6	4
Interest on junior subordinated notes issued to capital trusts	193	197	72
Interest on long-term debt	133	124	—
Total interest expense	2,287	2,930	2,240
Net interest income	26,757	25,555	14,242
Provision for loan losses	1,490	1,065	600
Net interest income after provision for loan losses	25,267	24,490	13,642
Noninterest income:
Trust, investment, and insurance fees	1,363	1,498	1,581
Service charges and fees on deposit accounts	1,303	1,258	733
Mortgage origination and loan servicing fees	660	549	238
Other service charges, commissions and fees	2,983	2,618	603
Bank-owned life insurance income	343	384	295
Gain on sale or call of available for sale securities	—	244	555
Loss on sale of premises and equipment	(14)	(146)	3
Total noninterest income	6,638	6,405	4,008
Noninterest expense:
Salaries and employee benefits	13,240	12,645	6,869
Net occupancy and equipment expense	3,390	3,251	1,524
Professional fees	1,061	946	680
Data processing expense	631	2,573	432
FDIC insurance expense	339	421	239
Amortization of intangible assets	1,135	1,061	108
Other operating expense	2,442	2,549	1,327
Total noninterest expense	22,238	23,446	11,179
Income before income tax expense	9,667	7,449	6,471
Income tax expense	1,429	1,905	1,675
Net income	$8,238	$5,544	$4,796

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	As of and for the Three Months Ended March 31, 2016	As of and for the Year Ended December 31, 2015	As of and for the Three Months Ended March 31, 2015
(unaudited, dollars in thousands, except per share amounts)
Per Share Data:
Book value per share	$26.41	$25.96	$23.58
Tangible book value per share, net of associated deferred tax liability on intangibles	19.57	19.10	22.61
Financial Ratios:
Tangible equity/tangible assets (both net of associated deferred tax liability on intangibles)	7.75%	7.51%	10.69%
Total shareholders’ equity/total assets	10.18	9.94	11.10
Total loans/total deposits	89.41	87.35	83.53
Total loans + loan pool participations/total deposits	89.41	87.35	84.98
Asset Quality:
Gross loans	$2,172,391	$2,151,942	$1,176,327
Allowance for loan losses	20,245	19,427	16,526
Net charge-offs	247	2,068	437
Loans past due 30 - 89 days	9,150	8,491	3,682
Other real estate owned	6,169	8,834	1,652
Non-performing loans
Non-accrual loans	$16,486	$4,012	$3,463
Restructured loans	7,317	7,232	8,084
Loans 90+ days past due and still accruing interest	527	284	1,037
Total non-performing loans	$24,330	$11,528	$12,584

Gross loan pool participations	$—	$—	$20,364
Allowance for loan pool participation losses	—	—	2,134

Net loan charge-offs/average loans - annualized	0.05%	0.11%	0.15%
Nonperforming loans/total loans	1.12	0.54	1.07
Nonperforming loans + other real estate/total assets	1.03	0.68	0.80
Allowance for loan losses/total loans	0.93	0.90	1.40
Allowance for loan pool participation losses/total loan pool participations	—	—	10.48
Allowance for loan losses/nonperforming loans	83.21	168.52	131.33

	As of and for the Three Months Ended
(unaudited, dollars in thousands, except per share amounts)	December 31, 2015	March 31, 2016	March 31, 2015
Per Share Data:
Ending number of shares outstanding	11,408,773	11,425,035	8,370,309
Average number of shares outstanding	11,407,460	11,416,993	8,363,861
Diluted average number of shares	11,440,298	11,442,931	8,394,026
Earnings per common share - basic	$0.72	$0.49	$0.57
Earnings per common share - diluted	0.72	0.48	0.57
Dividends paid per common share	0.15	0.16	0.15
Performance Ratios:
Return on average assets - annualized	1.09%	0.75%	1.10%
Return on average shareholders’ equity - annualized	11.19	7.46	9.99
Return on average tangible equity - annualized	17.02	11.62	10.58
Net interest margin	4.04	3.97	3.72
Efficiency ratio*	61.22	67.73	59.05
Average Balances:
Total loans	$2,136,824	$2,167,492	$1,154,218
Total loan pool participations	—	—	20,974
Interest-earning assets	2,733,609	2,707,915	1,668,922
Total assets	2,999,185	2,961,462	1,773,129
Interest-bearing deposits	1,925,081	1,882,005	1,183,066
Interest-bearing liabilities	2,130,055	2,121,461	1,352,289
Total equity	292,205	299,071	194,761

* Noninterest expense minus amortization of intangibles, divided by the sum of tax-equivalent net interest income plus noninterest income minus gain/loss or impairment on securities and premises and equipment.